Exhibit 10.1

J. C. PENNEY CORPORATION, INC.

2011 CHANGE IN CONTROL PLAN

J. C. PENNEY CORPORATION, INC.
2011 CHANGE IN CONTROL PLAN

i

J. C. PENNEY CORPORATION, INC.
2011 CHANGE IN CONTROL PLAN

ARTICLE ONE

INTRODUCTION

1.01	Purpose Of Plan

The J. C. Penney Corporation, Inc. 2011 Change in Control Plan (the "Plan") consists primarily of (i) severance benefits, (ii) additional cash benefits after termination of employment to be paid outside of the Corporation’s non-qualified retirement plans and (iii) a cash amount payable at Employment Termination equal to the Corporation’s cost of health and welfare benefits the associate participated in immediately prior to the Change in Control.  The purpose and intent of the Plan is to attract and retain key associates and to improve associate productivity by reducing distractions resulting from a potential Change in Control situation, all of which are in the best interest of the Corporation, and J. C. Penney Company, Inc. and its stockholders.

Capitalized terms used throughout the Plan have the meanings set forth in Article Two except as otherwise defined in the Plan, or the context clearly requires otherwise.

1.02	Plan Status

The Plan is intended to be a plan providing Severance Pay and certain other benefits following a Change in Control.  The Plan is intended to be a top hat plan for a select group of management or highly compensated executives, subject only to the administration and enforcement provisions of   ERISA.  To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code section 409A.  This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either comply with or be exempt from Code section 409A, as the case may be, shall have no force and effect.

1.03	Entire Plan

This document, including any Appendix hereto, and any documents incorporated by reference set forth the provisions of the Plan effective as of the Effective Date, except as otherwise provided herein.

ARTICLE TWO

DEFINITIONS

2.01	For purposes of this Plan, the following terms shall have the following meanings:

Accounting Firm shall mean a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm, (with experience in performing the calculations regarding the applicability of Section 280G of the Code and of the tax imposed by Section 4999 of the Code) selected by the Corporation prior to a Change in Control.

Beneficial Owner shall have the meaning set forth in Rule 13d 3 under the Exchange Act.

Board shall mean the Board of Directors of the Company.

 Change in Control shall mean the consummation of an event set forth in any one of the following paragraphs:

 (I)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing more than 30% of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

   (II)  during any consecutive twelve month period the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(III)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent

 (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

(IV)  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions (i) immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions,  (ii)_which is an acquisition of Company voting securities by the Company that results in an increase in the combined voting power of the voting securities owned by any Person or (iii) which does not constitute a change in control event within the meaning of Code section 409A and Treasury Regulation section 1.409A-3(i)(5), or its successor, including a change in the ownership of the corporation, or a change in the effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation as those events are defined in Treasury Regulation sections 1.409A-3(i)(5)(v), (vi) and (vii), respectively.

Code shall mean the Internal Revenue Code of 1986, as amended, and the proposed, temporary and final Treasury regulations promulgated thereunder.  Reference to any section or subsection of the Code or the proposed, temporary or final Treasury regulations includes reference to any comparable or succeeding provisions of any legislation or regulations that amend, supplement or replace such section or subsection.

Committee shall mean the Human Resources and Compensation Committee of the Board.

Company shall mean J. C. Penney Company, Inc., a Delaware corporation, or any successor company.

Compensation shall mean the sum of a Participant’s annual base salary rate, and the Participant’s target annual incentive compensation (at target), under the Management Incentive Compensation Program for the fiscal year, in either case as in effect on either (i) the date of the Change in Control, or (ii) as of the Participant’s Employment Termination date, whichever is greater.   If a Participant is employed by an affiliate or Subsidiary of the Corporation, Compensation shall include the same elements of pay to the extent the affiliate or Subsidiary maintains similar or comparable pay arrangements.

Corporation shall mean J. C. Penney Corporation, Inc., a Delaware corporation, or any successor company.

Direct Report shall mean each person who reports directly to the Chief Executive Officer of the Corporation and who is an officer of the Company or any affiliate or Subsidiary who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Effective Date shall mean the date when the Plan is approved by the Board.

Employment Termination shall be deemed to have occurred when a Participant has a Separation from Service within two years after a Change in Control as a result of either a Separation from Service for Good Reason or an Involuntary Separation from Service other than as a result of a Summary Dismissal.  An Employment Termination shall not include a termination by reason of the Participant’s death, disability, voluntary termination of employment (other than a Separation from Service for Good Reason), or Normal Retirement.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.  Reference to any section or subsection of ERISA or the regulations promulgated thereunder includes reference to any comparable or succeeding provisions of any legislation or regulations that amend, supplement or replace such section or subsection.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.  Reference to any section or subsection of the Exchange Act or the regulations promulgated thereunder includes reference to any comparable or succeeding provisions of any legislation or regulations that amend, supplement or replace such section or subsection.

Excise Tax shall mean, collectively, (i) the tax imposed by section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of section 280G of the Code, or (ii) any similar tax imposed by state or local law, or (iii) any interest or penalties with respect to any excise tax described in clause (i) or (ii).

Executive Board shall mean the Executive Board of the Corporation as such may be constituted from time to time.

Good Reason shall mean a condition resulting from any of the actions listed below taken by a Service Recipient with respect to a Participant without the Participant’s consent and within two years after the Change in Control:

(a)    a material decrease in the Participant’s salary or incentive compensation opportunity (the amount paid at target as a percentage of salary under the Management Incentive Compensation Program) as in effect immediately prior to the Change in Control, or

(b)    failure by the Service Recipient to pay the Participant a material portion of the Participant’s current base salary, or incentive compensation within seven days of its due date, or

(c)  a material adverse change in the Participant’s reporting responsibilities, duties, or authority as compared with pre-Change in Control responsibilities, duties, or authority, or

(d)  a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board or the Board of the Corporation, as the case may be, or

(e)   a material diminution in the budget over which the Participant retains authority as compared to the pre-Change in Control budget, or

(f)    the Service Recipient’s requiring the Participant to change the principal location at which the Participant must perform services to a location that is more than 50 miles from the location where the Participant performed such services immediately prior to the Change in Control, or

(g)    discontinuance of any material paid time off policy, fringe benefit, welfare benefit, incentive compensation, equity compensation, or retirement plan (without substantially equivalent compensating remuneration or a plan or policy providing substantially similar benefits) in which the Participant participates or any action that materially reduces such Participant’s benefits or payments under such plans, as in effect immediately before the Change in Control, provided, that in either case such discontinuance or other action results in a material decrease in the Participant’s overall compensation.

In order to constitute “Good Reason” the Participant must provide notice to the Corporation of the existence of the condition described above within 90 days of the initial existence of the condition, where upon the Corporation will have 30 days, following the notice of the condition by the Participant, during which it or the appropriate Service Recipient may remedy the condition and not be required to pay any amount owed under this Plan.  Any Separation from Service as a result of a Good Reason condition must occur as of the later of (i) two years after the Change in Control, or (ii) 180 days after the  initial existence of the condition that constitutes “Good Reason” in order for benefits to be due under this Plan.

Gross-Up Payment shall mean, as provided in Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(v), a payment to reimburse the Participant in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon the Participant as a result of compensation paid or made available to the Participant by the Service Recipient, including the amount of additional taxes imposed upon the Participant due to the Service Recipient's payment of the initial taxes on such compensation.

Involuntary Separation from Service shall mean Separation from Service due to the independent exercise of the unilateral authority of the Service Recipient to terminate the Participant's services, other than due to the Participant’s implicit or explicit request, where the Participant was willing and able to continue performing services, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(n)(1).

Management Incentive Compensation Program shall mean the J. C. Penney Corporation, Inc. Management Incentive Compensation Program effective December 31, 2007, as such may be amended from time to time, and any successor plan or program.

Mirror Savings Plan shall mean the J. C. Penney Corporation, Inc. Mirror Savings Plan, as amended and restated effective December 31, 2009 and as further amended through December 9, 2008, as such may be further amended from time to time, and any successor plan or program.

Normal Retirement shall mean retirement at or after a Participant’s normal retirement date as that term is defined in version of the J. C. Penney

Corporation, Inc. Pension Plan in effect immediately prior to a Change in Control.

Participant shall mean each person who becomes eligible to participate in the Plan pursuant to the requirements of Section 3.01 of the Plan.

Participating Employer shall mean the Corporation and any Subsidiary or affiliate of the Corporation that is designated as a Participating Employer under the Plan by the Board, excluding, however, any division of the Corporation or of a Subsidiary or affiliate that is designated by the Board as ineligible to participate in the Plan.  Appendix I contains a list of the Participating Employers currently participating in the Plan that have adopted the Plan pursuant to Article Six.

Person shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Separation from Service shall mean, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h), the date a Participant retires, dies or otherwise has a termination of employment with the Service Recipient. In accordance with Treasury Regulation  section 1.409A-1(h), if a Participant is on a period of leave that exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period, and also, a Participant is presumed to have a Separation from Service where the level of bona fide services performed (whether as an employee or an independent contractor) decreases to a level equal to 20 percent or less of the average level of services performed (whether as an employee or an independent contractor) by the Participant during the immediately preceding 36-month period (or the full period of service to the Service Recipient if the employee has been providing services for less than the 36-month period).

Service Recipient shall mean the Corporation, for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom the Corporation would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom the Corporation would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control), using the “at least

50 percent” ownership standard, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h)(3).

Severance Benefits shall mean Severance Pay and the other benefits described in Article Four of the Plan payable to a Participant.

Severance Benefits Limitation shall mean 2.99 times the sum of (a) the annual base salary rate of a Participant, as in effect immediately prior to the date of the Participant’s Employment Termination, plus (b) the Participant’s target annual incentive compensation (at target) under the Management Incentive Compensation Program for the fiscal year in which an Employment Termination occurs.

Severance Multiple shall mean the multiple in the table below that corresponds to the Participant’s position as of the date of the Participant’s Employment Termination:

Position	Severance Multiple
Chief Executive Officer	2.99
Direct Report	2.99
Other Executive Vice Presidents	2.5
Senior Vice Presidents	2.0

Severance Pay shall mean the cash severance payments payable to a Participant pursuant to Section 4.01 of the Plan.

Subsidiary shall mean any entity in which the Company, directly or indirectly, beneficially owns 50% or more of the securities entitled to vote generally in the election of directors.

Summary Dismissal shall mean a termination due to:

(a)           any negligent or willful, material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002);

(b)           any intentional act of fraud or embezzlement from the Corporation or Company;

(c)           a conviction of or entering into a plea of nolo contendere to a felony that occurs during or in the course of the Participant’s employment with the Corporation;

(d)           any material breach of a written covenant or agreement with the Corporation that is not cured within 30 days after written notice thereof from the Corporation; and

(e)           willful and continued failure of the Participant to substantially perform the Participant’s duties for the Corporation (other than as a result of incapacity due to physical or mental illness) or to materially comply with Corporation or Company policy after written notice, in either case, from the Corporation and a 30-day opportunity to cure.

For purposes hereof, an act, or failure to act, shall not be deemed to be “willful” or “intentional” unless it is done, or omitted to be done, by the Participant in bad faith or without a reasonable belief that the action or omission was in the best interests of the Corporation.

ARTICLE THREE

ELIGIBILITY AND PARTICIPATION

3.01          Eligibility

Each person who is appointed to the Executive Board by the Board on or after the Effective Date and prior to the occurrence of a Change in Control will be a Participant in the Plan.  For clarity purposes, any individual participating in the J. C. Penney Corporation, Inc. 2007 Change in Control Plan, the J. C. Penney Corporation, Inc. 2008 Change in Control Plan, or the J. C. Penney Corporation, Inc. 2009 Change in Control Plan shall not be eligible to participate in this Plan and will, instead, continue to participate in the applicable plan so long as such individual continues to meet the applicable eligibility requirements of such plan.

ARTICLE FOUR

SEVERANCE BENEFITS

4.01           Severance Pay

Except as otherwise provided in Section 4.09, on an Employment Termination and the receipt of a Participant’s executed, written release of claims, in such form as may be required by the Corporation, a Participant shall become entitled to Severance Pay equal to the sum of (i) the Participant’s Compensation multiplied by the Participant’s Severance Multiple, and (ii) an amount equal to the greater of the Corporation’s annual contribution toward the Participant’s premium cost for active associate medical, dental and life insurance coverage, if any, as of the date of the (A) Change in Control, or (B) Employment Termination multiplied by the Severance Multiple.  Such lump sum Corporation contribution toward medical, dental and life insurance coverage for the Severance Multiple will be grossed-up for federal income taxes using the applicable federal income tax rate that applied to the Participant for his/her prior year’s Compensation.

Severance Pay shall be paid in a lump sum within 60 days following the Participant’s Employment Termination, provided that the Participant has executed and submitted a written release of claims, in the form prescribed by the Corporation, and the statutory period during which the Participant is entitled to revoke the written release of claims has expired prior to payment during the 60-day period, and further provided that the payment will be made in the second taxable year if the 60-day period begins in one taxable year and ends in the subsequent taxable year.

If a Participant is a party to any agreement or contract between the Participant and the Corporation or an affiliate or Subsidiary that provides for the payment of any cash severance payments in the event of the Participant’s termination of employment ("contract payments"), Severance Pay otherwise payable to the Participant under this Section 4.01 shall be reduced by the amount of such contract payments.  If the Participant receives payments and benefits pursuant to this Section 4.01, the Participant shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company or an affiliate or Subsidiary, unless otherwise specifically provided therein in a specific reference to this Plan.  For purposes of the preceding sentence, the reference in the Executive Termination Pay Agreement to the receipt of all benefits in this Plan shall mean the receipt of all benefits that are payable under this Plan by the deadline for payment under Section 1.3(a) of the Executive Termination Pay Agreement. In applying the offset described in this paragraph, any reduction in benefits shall be made in a manner consistent with the requirements of Code section 409A.

To the extent applicable, Severance Pay will be reduced as provided in Section 4.10 hereof.

4.02           Incentive Compensation

A Participant who is covered under the Management Incentive Compensation Program and who becomes entitled to Severance Pay under this Plan shall be paid a lump sum equal to the average of the Participant’s actual annual incentive compensation payments under the Management Incentive Compensation Program  for the three fiscal years immediately preceding the fiscal year in which the Employment Termination occurs; provided, however, if the Employment Termination occurs on the last day of the Corporation’s fiscal year the Participant shall be paid the higher of (a) the Participant’s average annual incentive compensation, as determined above, or (b) the actual annual incentive compensation earned under the Management Incentive Compensation Program. Notwithstanding the foregoing, if the Participant has elected to defer a portion of the annual incentive to be paid under the Management Incentive Compensation Program for the fiscal year under the Mirror Savings Plan, then that portion of the prorated incentive compensation will be deferred and paid in accordance with the terms of the Mirror Savings Plan, and the remaining portion of the prorated incentive compensation will be paid in a lump sum under this Section.  Such lump sum shall be paid at the same time as the Severance Pay payable under Section 4.01.  The prorated portion of any annual incentive compensation payable under the Management Incentive Compensation Program pursuant to this Section 4.02 shall be determined by multiplying the total annual incentive compensation payable under the Management Incentive Compensation Program, as determined under this Section 4.02, by a fraction the numerator of which is the total number of days from the beginning of the applicable incentive compensation period until the date of the Participant’s Employment Termination and the denominator of which is 365.  To the extent applicable, prorated incentive compensation will be reduced as provided in Section 4.10 hereof.

4.03           Retiree Medical, Dental, Gold Card, and Long Term Care Eligibility

Except as otherwise provided in Section 4.09, for the purpose of determining eligibility for retiree coverage under the J. C. Penney Corporation, Inc. Health and Welfare Benefit Plan (“H&W Plan”), a Participant who is covered under the H&W Plan and who becomes entitled to Severance Pay shall be provided with up to 12 months of additional age and service credit under the H&W Plan to reach a critical age, date or points for retiree eligibility purposes to the same extent as an involuntary termination resulting from a reduction in force would receive under the terms of the H&W Plan.  This provision shall apply to retiree eligibility for medical, dental, long term care insurance and the associate discount benefits provided under the H&W Plan.  Any insurance benefits shall be paid solely from the insurance policy or policies provided under said plan.

4.04	Associate-Paid Retiree Term Life Insurance Eligibility

Except as otherwise provided in Section 4.09, notwithstanding any provision of the J. C. Penney Corporation, Inc. Voluntary Employees’ Beneficiary Association (“VEBA”) Life and Disability Benefit Plan to the contrary, if a Participant becomes entitled to Severance Pay under this Plan, the Participant shall be provided with up to 12 months of additional age and service credit under the terms of the life insurance portion of the VEBA Life and Disability Benefit Plan to reach a critical age, date or points for retiree eligibility purposes to the same extent as an involuntary termination resulting from a reduction in force would receive under the terms of such plan.  Retiree life insurance benefits shall be paid solely from the insurance policy or policies provided under said plan.

4.05            Non-Qualified Retirement Plans

Except as otherwise provided in Section 4.09, if a Participant becomes entitled to Severance Pay under this Plan, a Participant will receive an immediate lump sum payment within 30 days after Employment Termination, subject to any reduction provided for under Section 4.10 hereof, of any incremental benefit provided outside the terms of the applicable retirement plan calculated as follows. All other amounts payable under the terms of the applicable retirement plan, shall be paid to the Participant at the time and in the form and manner provided under the terms of the applicable plan.  If a Participant:

(a)
is a participant in the Corporation’s Supplemental Retirement Plan for Management Profit-Sharing Associates (“SRP”), or was a participant immediately prior to such plan’s termination following a Change in Control, the Participant will receive an incremental benefit equal the difference between (i) the Participant’s benefit under the terms of the SRP as a result of vesting under that plan determined as of the date of the Participant’s Employment Termination, and (ii) the Participant’s benefit under the terms of the SRP (A) after crediting the Participant with a number of years equal to the Participant’s Severance Multiple as additional age and service credit under the SRP from either the date of such plan’s termination or the date of the Participant’s Employment Termination, as applicable, to make the Participant eligible for a benefit under the SRP, and if eligible, to provide the Participant with the highest benefit available under the SRP as though the entire amount of the Participant’s incremental benefit were provided under the SRP (including any offsets under such plan or offsets calculated under (b) or (c) of this Section 4.05),  and (B) using the higher of the Participant’s Compensation or actual Average Final

Compensation under the SRP, as the Participant’s Average Final Compensation for purposes of such calculation; and/or

(b)
is a participant in the Corporation’s Benefit Restoration Plan (“BRP”), or was a participant immediately prior to such plan’s termination following a Change in Control, the Participant will receive an incremental benefit equal the difference between (i) the Participant’s benefit under the terms of the BRP as a result of vesting under that plan determined as of the date of the Participant’s Employment Termination, and (ii) the Participant’s benefit under the terms of the BRP (A) after crediting the Participant with a number of years equal to the Participant’s Severance Multiple as additional age and service credit under the BRP from either the date of such plan’s termination or the date of the Participant’s Employment Termination, as applicable, to make the Participant eligible for a benefit under the BRP, and if eligible, to provide the Participant with the highest benefit available under the BRP as though the entire amount of the Participant’s incremental benefit were provided under the BRP,  and (B) using the higher of the Participant’s Compensation or actual Average Final Compensation under the BRP, as the Participant’s Average Final Compensation for purposes of such calculation; and/or

(c)
is a participant in the Mirror Savings Plan, or was a participant immediately prior to such plan’s termination following a Change in Control, the Participant will receive an incremental benefit equal to the difference between (i) the Corporation’s matching contributions actually paid under the Mirror Savings Plan as a result of the vesting of such matching contributions under that plan determined as of the date of the Participant’s Employment Termination, and (ii) the Corporation’s matching contributions under the Mirror Savings Plan after providing the Participant with additional Corporation matching contributions under that plan for each year in the Participant’s Severance Multiple, and assuming the same Corporation matching  contribution rate as in effect at the time of the Change in Control to provide the Participant with the highest benefit available under the Mirror Savings Plan using (A) the Participant’s Compensation for each year of the Severance Multiple, and (B) the Participant’s Mirror Savings Plan deferral election in effect immediately prior to that plan’s termination date or the Participant’s Employment Termination, as applicable, to determine Participant’s contribution and the Corporation’s matching contribution as though the entire amount of the Participant’s incremental matching contribution benefit were provided under such plan;

provided, however, that if and to the extent a Participant is otherwise entitled to receive any additional age and/or service credit under any such plan as a result of Employment Termination, the additional age and/or service credit otherwise provided under this Section 4.05 shall not be counted twice for purposes of determining eligibility.

4.06	Legal Fees

All expenses of a Participant incurred in enforcing the Participant’s rights and/or to recover the Participant’s benefits under this Article Four, including but not limited to, attorney's fees, court costs, arbitration costs, and other expenses shall be paid by the Corporation, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall meet the requirements below.  The Corporation shall reimburse the Participant for any such fees, costs or expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of fees, costs or expenses must be submitted to the Corporation and paid in a lump sum payment by the end of the calendar year following the calendar year in which the fee, cost or expense was incurred.  To be eligible for reimbursement, all fees, costs or expenses must be incurred within a 10 year period following the latest of a Change in Control or Employment Termination that gives rise to a benefit under this Plan.  The amount of fees, costs or expenses paid or eligible for reimbursement in one year under this Section 4.06 shall not affect the fees, costs or expenses paid or eligible for reimbursement in any other taxable year.  The right to payment or reimbursement under this Section 4.06 is not subject to liquidation or exchange for another benefit.

4.07           Outplacement Services/Financial Counseling

Except as otherwise provided in Section 4.09, following an Employment Termination, a Participant will be paid a lump sum payment in cash of $25,000 to allow the Participant to pay for outplacement and financial counseling services.  Such lump sum will be paid with the Severance Pay payable under Section 4.01.  To the extent applicable, the benefit will be reduced as provided in Section 4.10 hereof.

4.08           Special Bonus Hours

Except as otherwise provided in Section 4.09, in the event of an Employment Termination, a Participant will be paid for special bonus hours, if the Participant is also a participant in the Corporation’s Paid Time Off Policy (“PTO Policy”) to the same extent as an involuntary termination resulting from a reduction in force would receive under the terms of the PTO Policy.  Such payment will be determined in accordance with the provisions of the PTO Policy and paid within 30 days after the Participant’s Employment Termination date.

4.09           Severance Benefits Limitation

Notwithstanding any other provision of the Plan to the contrary, the total of the Severance Benefits provided under Sections 4.01, 4.03, 4.04, 4.05, 4.07, and 4.08 shall not be greater than an amount equal to the Severance Benefits Limitation.  In the event that the total value of such Severance Benefits exceeds the Severance Benefits Limitation, such Severance Benefits will be provided in the following order until the Severance Benefits Limitation is met:  Sections 4.01, 4.05, 4.07, 4.08, 4.03, and then 4.04.  Once the Severance Benefits Limitation is met, no additional Severance Benefits shall be provided under the aforesaid provisions.  The Severance Benefits Limitation shall not apply to the benefits provided in Sections 4.02 and 4.06.

4.10           Determination of Excise Tax; No Gross-Up Payments

(a)  Anything in the Plan to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Corporation or an affiliate or Subsidiary to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing, but excluding any payment or benefit not provided due to the application of the Severance Benefits Limitation under Section 4.09 (a “Payment”), would be subject to the Excise Tax, then the payments and benefits to be paid or provided under this Plan may be reduced (or repaid to the Corporation, if previously paid or provided) as provided below.  In no event shall the Participant be entitled to receive a Gross-Up Payment or Excise Tax reimbursement.  For purposes of this Section 4.10, the terms “excess parachute payment” and “parachute payment” will have the meanings assigned to them by Section 280G of the Code.

(b) All determinations required to be made under this Section 4.10, including whether an Excise Tax is payable by the Participant and the amount of such Excise Tax shall be made by the Accounting Firm. The Accounting Firm shall make an initial determination at the time of a Change in Control.  In addition, the Corporation shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Corporation and the Participant within 15 calendar days after the date of the Participant’s Employment Termination, if applicable, and any other such time or times as may be requested by the Corporation or the Participant.

(c)  The Accounting Firm shall calculate the amount of any “parachute payment” and “excess parachute payment” due to the Participant after taking into account the application of Section 4.09 and the related Excise Tax.  The

Accounting Firm also shall calculate a “reduced payment amount” by reducing the Participant’s payments and benefits under this Plan (which could require repayment of amounts previously paid or provided to the Participant) to the minimum extent necessary so that no portion of any Payment, as so reduced or repaid, constitutes an “excess parachute payment.” If the Accounting Firm determines that any Excise Tax is payable by the Participant, then the Participant shall receive either (i) all Payments otherwise due to him or her or (ii) the reduced payment amount described in the preceding sentence, whichever will provide him or her with the greater after-tax economic benefit taking into account for these purposes any applicable Excise Tax.  If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall, at the same time as it makes such determination, furnish the Participant with an opinion that he/she has substantial authority not to report any Excise Tax on The Participant’s federal, state, local income or other tax return.

(d) The Corporation and the Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Corporation or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by paragraph (c) hereof.  Any reasonable determination by the Accounting Firm as to the amount of the Excise Tax, “parachute payment,” “excess parachute payment,” or “reduced payment amount” (and supported by the calculations done by the Accounting Firm) shall be binding upon the Corporation and the Participant.

(e)  The federal, state and local income or other tax returns filed by the Participant shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax, if any, payable by the Participant.  The Participant shall make proper payment of the amount of any Excise Tax, and at the request of the Corporation, provide to the Corporation true and correct copies (with any amendments) of his/her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such payment.

(f)  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 4.10 shall be borne by the Corporation. If such fees and expenses are initially paid by the Participant, the Corporation shall reimburse the Participant the full amount of such fees and expenses within five business days after receipt from the Participant of a statement therefor and reasonable evidence of the Participant’s payment thereof. Any reimbursement or payment of such fees and expenses will be made by the Corporation in accordance with Code section

409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall meet the requirements below. The Corporation shall reimburse the Participant for any such fees and expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of fees and expenses must be submitted to the Corporation and paid in a lump sum payment by the end of the calendar year following the calendar year in which the fee or expense was incurred.  To be eligible, all fees and expenses must be incurred within a 20 year period following the latest of a Change in Control or Employment Termination that gives rise to a benefit under this Plan.  The amount of fees and expenses paid or eligible for reimbursement in one year under this Section 4.10(f) shall not affect the fees and expenses paid or eligible for reimbursement in any other taxable year.  The right to payment or reimbursement under this Section 4.10(f) is not subject to liquidation or exchange for another benefit.

(g)  Appropriate adjustments will be made to amounts previously paid to the Participant, or to amounts not paid pursuant to paragraph (c), as the case may be, to reflect properly any subsequent changes to the calculations described above in paragraph (c).  In the event that any payment or benefit is required to be reduced or repaid pursuant to paragraph (c), reductions will be made, to the extent necessary, and in the following order to any payments otherwise owed to the Participant under Sections 4.01, 4.02 (excluding any amount elected to be deferred under the Mirror Savings Plan), 4.05 and 4.07 of the Plan (to the extent not previously paid).  In reducing benefits, the reduction shall be made in a manner that complies with the requirements of Code section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  In the event that additional amounts are owed to the Corporation after the imposition of such reductions, the Participant shall be required to repay to the Corporation the additional amount owed within 30 days of the determination being made by the Accounting Firm.

ARTICLE FIVE

AMENDMENT AND TERMINATION

5.01           Amendment

The Plan may be amended by the Board at any time; provided, however, that

(a)  any amendment that would have an adverse effect on any Participant’s Plan benefits and/or rights, except as may be otherwise required to comply with changes in applicable laws or regulations, including, but not limited to, Code section 409A, or

(b)  any amendment within one year before or two years after a Change in Control,

cannot be applied to any Participant who would be adversely affected by such amendment without such Participant’s consent.   After a Change in Control, any amendment shall also require the consent of the Committee.

5.02            Termination

The Plan shall continue indefinitely after the Effective Date, unless the  Board shall decide to terminate the Plan by duly adopting resolutions terminating the Plan; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Plan shall continue subject to Section 5.01, until such time as the Corporation and each affiliate or Subsidiary (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants.

ARTICLE SIX

MISCELLANEOUS

6.01           Participant Rights

The Corporation and each affiliate or Subsidiary intend this Plan to constitute a legally enforceable obligation between (a) the Corporation or an affiliate or Subsidiary (as appropriate) and (b) each Participant.

It is also intended that the Plan shall confer vested and non-forfeitable rights for each Participant to receive benefits to which the Participant is entitled under the terms of the Plan with Participants being third party beneficiaries.

Except as provided in the definitions of Summary Dismissal or Good Reason, nothing in this Plan shall be construed to confer on any Participant any right to continue in the employ of the Corporation or an affiliate or Subsidiary or to affect in any way the right of the Corporation or an affiliate or Subsidiary to terminate a Participant’s employment without prior notice at any time for any reason or no reason.

6.02            Authority of Committee

The Committee is responsible for administering the Plan.  The Committee will have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to:  (i) resolve all questions relating to the eligibility of Executive Board members to become or continue as Participants, (ii) determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid, to either comply with or be exempt from Code section 409A, as the case may be, (iii) engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan, (iv) construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan that are not inconsistent with the terms of the Plan document and that are intended to make any benefits provided under the Plan either comply with or be exempt from Code section 409A, as the case may be, (v) compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan, and (vi) resolve all questions of fact relating to any matter for which it has administrative responsibility.  The Committee shall perform all of the duties and may exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of the Plan, and shall do so in a uniform, nondiscriminatory manner.  Any failure by the Committee to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Committee’s authority to apply such provisions thereafter.  Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Committee shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action.  Any decision rendered by the Committee and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion.  The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.

6.03            Claims Procedure

A.  Allocation of Claims Responsibility:  With respect to any claim for benefits that are provided exclusively under this Plan, the claim shall be approved or denied by the Committee within 60 days following the receipt of the information necessary to process the claim.  In the event the Committee denies a claim for benefits in whole or in part, it will give written notice of the decision to the claimant or the claimant’s authorized representative, which notice will set forth in a manner calculated to be understood by the claimant, stating the specific reasons for such denial, make specific reference to the pertinent Plan provisions on which the decision was based, and provide any other additional information, as applicable, required by 29 Code of Federal Regulations section 2560.503-1 applicable to the Plan.

With respect to any claim for benefits that, under the terms of the Plan, are provided under another employee benefit plan maintained by the Corporation (i.e., life insurance, H&W Plan, PTO/MTO Policy, Pension, Savings, Mirror Savings, BRP, and SRP benefits), the Committee shall determine claims regarding the Participant's eligibility under the Plan in accordance with the preceding paragraph, but the administration of any other claim with respect to such benefits (including the amount of such benefits) shall be subject to the claims procedure specified in such other employee benefit plan or program.

B.  Litigation or Appeal  In the event the Committee denies a claim in whole or in part for benefits that are provided exclusively under the Plan, or denies a claim regarding the claimant’s eligibility under the Plan, Participants will then be allowed to file a lawsuit in federal court as provided under ERISA.

Appeals with respect to any claim for benefits that, under the terms of the Plan, are provided under another employee benefit plan maintained by the Corporation (i.e., life insurance, H&W Plan, PTO/MTO Policy, Pension, Savings, Mirror Savings, BRP, and SRP benefits), shall be subject to the claims and appeals procedure specified in such other employee benefit plan.

6.04	Records and Reports

The Committee will maintain adequate records of all of their proceedings and acts and all such books of account, records, and other data as may be necessary for administration of the Plan.  The Committee will make available to each Participant upon request such of the Plan's records as pertain to him/her for examination at reasonable times during normal business hours.

6.05	Reliance on Tables, Etc.

 In administering the Plan, the Committee is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by accountants, legal counsel or other experts employed or engaged by the Committee.  The Committee will be fully protected in respect of any action taken or suffered by the Committee in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice.  The Committee is also entitled to rely upon any data or information furnished by a Participating Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Committee may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.

6.06	Availability of Plan Information and Documents

Any Participant having a question concerning the administration of the Plan or the Participant's eligibility for participation in the Plan or for the payment of benefits under the Plan may contact the Committee and request a copy of the Plan document.  Each Participating Employer will keep copies of this Plan document, exhibits and amendments hereto, and any related documents on file in its administrative offices, and such documents will be available for review by a Participant or a designated representative of the Participant at any reasonable time during regular business hours.  Reasonable copying charges for such documents will be paid by the requesting party.

6.07	Expenses

All Plan administration expenses incurred by the Committee shall be paid by the Corporation and all other administration expenses incurred by the Corporation or an affiliate or Subsidiary shall be paid by the Corporation or an affiliate or Subsidiary (as appropriate).

6.08	Adoption Procedure for Participating Employer

Any Subsidiary or affiliate of the Corporation may become a Participating Employer under the Plan provided that (i) the Board approves the adoption of the Plan by the Subsidiary or affiliate and designates the Subsidiary or affiliate as a Participating Employer in the Plan and (ii) by appropriate resolutions of the board of directors or other governing body of the Subsidiary or affiliate, the Subsidiary or affiliate agrees to become a Participating Employer under the Plan and also agrees to be bound by any other terms and conditions that may be required by the Board or the Committee, provided that such terms and conditions are not inconsistent with the purposes of the Plan.  A Participating Employer may withdraw from participation in the Plan, subject to approval by the Committee, by providing written notice to the Committee that withdrawal has been approved by the board of directors or other governing body of the Participating Employer; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Committee shall have no authority to approve the withdrawal of any Participating Employer until such time as the Corporation and each affiliate or Subsidiary (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants.  The Board may at any time remove a Participating Employer from participation in the Plan by providing written notice to the Participating Employer that it has approved removal; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Board shall have no authority to remove or approve the withdrawal of any Participating Employer until such time as the Corporation and each affiliate or Subsidiary (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants. The Board will act in accordance with this Article pursuant to unanimous written consent or by majority vote at a meeting.

 6.09          Effect on Other Benefits

Except as otherwise provided herein, the Plan shall not affect any Participant’s rights or entitlement under any other retirement or employee benefit plan offered to him/her by the Corporation or an affiliate  or Subsidiary (as appropriate) as of the Participant’s Employment Termination.

6.10           Successors

The Plan shall be binding upon any successor in interest of the Corporation or an affiliate or Subsidiary (as appropriate) and shall inure to the benefit of, and be enforceable by, a Participant’s assigns or heirs.

6.11	Severability

The various provisions of the Plan are severable and any determination of invalidity or unenforceability of any one provision shall not have any effect on the remaining provisions.

6.12            Construction

In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise.  Headings of sections and subsections of the Plan are for convenience only and are not intended to modify or affect the meaning of the substantive provisions of the Plan.

6.13            References to Other Plans and Programs

Each reference in the Plan to any plan, policy or program, the Plan or document of the Corporation or an affiliate or Subsidiary, shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.

6.14	Notices

(a)  General.  Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.   In the case of the Participant, (i) mailed notices shall be addressed to the Participant at the Participant’s home address that was most recently communicated to the Corporation in writing or (ii) in the case of a Participant who is an employee, distributed to the employee at his/her place of employment in compliance with 29 Code of Federal Regulations section 2520.104b-1(c).  In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel at J.C. Penney Corporation, Inc., 6501 Legacy Drive, Plano, Texas 75024.

(b)  Notice of Termination.  Any notice of Summary Dismissal by the Corporation or by the Participant for Good Reason shall be communicated by a notice of termination to the other party given in accordance with this Section 6.14.   Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and shall specify the Employment Termination date.

6.15        No Duty to Mitigate

The Participant shall not be required to mitigate the amount of any payment contemplated under this Plan, nor shall such payment be reduced by any earnings that the Participant may receive from any other source.

6.16           Employment Taxes

All payments made pursuant to this Plan shall be subject to withholding of applicable income and employment taxes.

6.17            Section 409A Compliance

The Plan is intended to comply with the “involuntary separation pay exception” to Code section 409A.  Payments to Participants are also intended, where possible, to comply with the "short term deferral exception" to Code section 409A. Accordingly, the provisions of the Plan applicable to Severance Pay and the determination of the Participant’s Termination of Employment shall be applied, construed and administered so that the Severance Pay qualifies in all instances for one or both of those exceptions, to the maximum extent allowable.

If, and to the extent any payment or benefit under the Plan should be deemed to be an item of deferred compensation subject to the requirements of Code section 409A, the provisions of the Plan applicable to that  payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code section 409A and its corresponding regulations.  Any payment from the Plan that is subject to the requirements of section 409A may only be made in a manner and upon an event permitted by section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service.  Payments upon Employment Termination may only be made upon a “separation from service”, as determined in accordance with Code section 409A and the Treasury Regulations thereunder. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more applicable requirements or limitations of Code section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code section 409A and the Treasury Regulations thereunder.

6.18           Governing Law

Except to the extent that the Plan may be subject to the provisions of ERISA, the Plan will be construed and enforced according to the laws of the State of Texas, without giving effect to the conflict of laws principles thereof.  Except as otherwise required by ERISA, every right of action by an Associate with respect to the Plan shall be barred after the expiration of three years from the date of termination of employment or the date of receipt of the notice of denial of a claim for benefits or eligibility, if earlier.  In the event ERISA's limitation on legal action does not apply, the laws of the State of Texas with respect to the limitations of legal actions shall apply and the cause of action must be brought no later than four years after the date the action accrues.

APPENDIX I

Participating Employers

J.C. Penney Corporation, Inc.

J.C. Penney Company, Inc.

JCPenney Puerto Rico, Inc.

JCP Logistics, Inc.

JCP Media, Inc.

JCP Procurement, Inc.

J C Penney Purchasing Corporation, Inc.

JCP Construction Services, Inc.

Gifting Grace, Inc.

CLAD, Inc.